Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vaccitech plc

Didcot, United Kingdom

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-265763 and No. 333-266724) and Form S-8 (No. 333-255664 and No. 333-263844) of Vaccitech plc of our report dated March 25, 2022, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K.

/s/ BDO LLP

BDO LLP

London, United Kingdom

March 24, 2023